EMPLOYMENT AGREEMENT

PARTIES

This agreement (“Agreement”) is made as of the 1st day of April, 2012 (“Effective Date”) between:

(A)	On the one hand, Diligent Boardbooks Limited a UK Company, whose company number is 06029195 with the registered address New Derwent House, 69 - 73 Theobalds Road, London, WC1X 8TA, UK (“DBL,” the “Company,” or “Employer”); and

(B)	On the other hand, Charlie Horrell, an individual residing at 45 DeVere Gardens, London W8 5AW, UK (“Executive”).

1.	Employment

1.1.	DBL hereby agrees to employ the Executive and the Executive hereby agrees to provide services as an employee to DBL on the terms and conditions set out in this Agreement ("Appointment").

2.	Term

2.1.	The Executive's employment will commence on 1 April 2012.

2.2.	The Executive's continuous employment will commence on 1 April 2012 and no work undertaken previously with DBL, whether as a self employed consultant or otherwise, counts towards the Executive's period of continuous employment.

2.3.	subject to the remaining terms of this Agreement, the Appointment shall thereafter continue unless or until terminated:

(a)	For Cause, in accordance with Clause 6; or

(b)	Other than for Cause, by either party giving the other not less than one hundred and eighty (180)days prior written notice.

2.4.	The Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice ("Payment in Lieu") equal to the Base Compensation (as at the date of termination) which the Executive would have been entitled to receive under this Agreement during the notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. The Company may pay any sums due under this clause in equal monthly installments.

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2.5.	Following service of notice to terminate the Appointment by either party, or if the Executive purports to terminate the Appointment in breach of contract, DBL may by written notice place the Executive on garden leave for the whole or part of the remainder of the Appointment. During any period of garden leave:

(a)	DBL shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of the DBL;

(b)	DBL may require the Executive to carry out reasonable alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location as DBL may reasonably decide;

(c)	The Executive shall continue to receive his Base Compensation and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	The Executive shall remain an employee of DBL and bound by the terms of this Agreement;

(e)	The Executive shall ensure that DBL knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	DBL may exclude the Executive from any premises of DBL and may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of DBL.

3.	Duties

3.1.	During the Appointment, the Executive shall perform the duties set forth on Schedule A, or such other duties that are commensurate with his role as Managing Director as DBL considers appropriate.

4.	Hours and place of work

4.1.	The Executive's normal place of work shall be DBL's headquarters at Swan Centre, Fishers lane, Chiswick, London, W4 1RX or such other headquarters as the Company may reasonably determine. The Executive agrees to travel on the Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties during the Appointment.

4.2.	The Executive will not be required to work outside the UK for more than one continuous month during the Appointment.

4.3.	The Executive's normal working hours shall be 9.00am to 5.00pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.

4.4.	The Executive's working time in any reference period may exceed forty-eight hours in any seven day period and the executive agrees to exclude his right to limit his working time to forty-eight hours a week as specified in Regulation 4 of the Working Time Regulations 1998. The Executive must give the Company not less than three months written notice if he wishes to withdraw his agreement.

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5.	Compensation

5.1.	In return for all services rendered by the Executive and for all covenants undertaken by the Executive pursuant to this Agreement, DBL shall provide and the Executive shall accept the following (which is inclusive of any fees due to the Executive as an officer):

(a)	Base Compensation. DBL shall pay the Base Compensation to the Executive as provided in Schedule B; and

(b)	Fringe Benefits. During the Appointment, DBL shall extend to the Executive other fringe benefits as provided in Schedule B. DBL makes no provision for retirement or death in service benefits to the Executive save as may be provided from time to time within the terms of DBL’s pension or profit sharing plan, if any, or as may be required by law. Fringe benefits does not include stock options or bonuses.

5.2.	The Company may deduct from the Base Compensation, or any other sums owed to the Executive, any money owed to the Company by the Executive.

6.	Termination of the Executive for cause

6.1.	DBL may terminate this Agreement for “Cause,” with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) upon the occurrence of one or more of the following:

(a)	The Executive is guilty of any gross misconduct affecting the business of DBL;

(b)	The Executive is, in the opinion of DBL, consistently negligent and/or incompetent in the performance of his duties;

(c)	The Executive commits any material act of dishonesty, deceit, or breach of fiduciary duty in the performance of the Executive’s duties;

(d)	The Executive neglects or fails, on a recurring basis, to perform the Executive’s job duties as defined in Schedule A and/or any other lawful instruction from DBL;

(e)	The Executive substantially violates any written policy or reasonable expectation of DBL regarding behavior or conduct that has been communicated to the Executive by DBL or such behavior or conduct is outside the remit of the Executive’s job description and Executive does not remedy such breach within thirty (30) days after written notice from DBL;

(f)	The Executive is convicted of, or pleads nolo contender, to (i) any felony, or any misdemeanor involving moral turpitude or (ii) any crime or offense involving dishonesty with respect to DBL;

(g)	The Executive materially breaches any provision of this Agreement and does not cure such breach within thirty (30) days after written notice from DBL, except that such remedy period shall not apply to any breach by the Executive of the restrictive covenants in Clause 11 of this Agreement;

(h)	The Executive is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an administration order made against him; or

(i)	The Executive becomes of unsound mind, or a patient under any statute relating to mental health.

6.2.	In the event DBL opts to terminate this Agreement for Cause, DBL shall provide written notice of such termination which shall also specify the reason for such termination.

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6.3.	In the event DBL terminates this Agreement for Cause, all obligations of DBL under this Agreement shall terminate.

7.	Incapacity of the Executive

7.1.	If the Executive is absent from work for any reason he must notify the Company Secretary of the reason for his absence as soon as possible on the first day of absence.

7.2.	In all cases of absence, a self-certification form, which is available from the Company Secretary, must be completed on the Executive's return to work. For any period of incapacity due to sickness or injury which lasts for seven consecutive days or more a doctor's certificate stating the reason for absence must be obtained and supplied to the Company Secretary. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

7.3.	If the Executive is absent from work for more than three days by reason of sickness or injury and satisfies the relevant requirements, he will be entitled to statutory sick pay. The qualifying days for Statutory Sick Pay purposes are Monday to Friday.

7.4.	The Executive agrees to consent to medical examinations (at DBL's expense) by a doctor nominated by DBL should DBL so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to DBL and DBL may discuss the contents of the report with the relevant doctor.

7.5.	If the Executive is unable for health reasons to perform his duties for DBL for a continuous period of more than ninety (90) days, DBL shall have the right to terminate this Agreement on written notice to Executive, such notice to be provided on or after the expiration of the ninety (90) day period. In such event, the Executive shall be paid all compensation due under this Agreement until the date of termination provided in the notice.

8.	Death of the Executive

8.1.	This Agreement will terminate immediately upon the death of the Executive and in such case the surviving named beneficiary or the Executive’s estate shall receive any compensation earned and unpaid as of the date of the Executive’s death.

9.	Expenses

9.1.	In addition to the compensation payable hereunder, the Executive shall be entitled to incur other expenses (detailed in Schedule B) on behalf of DBL in the proper performance of the Executive’s duties. The Executive will charge such expenses to DBL credit or charge cards or to DBL vendors or, if the Executive pays such expenses from his own resources, the Executive will be reimbursed upon the submission of appropriate receipts.

10.	Devotion to the Company

10.1.	Throughout the Executive’s Appointment, the Executive will devote 100% of the Executive’s professional and business hours and the Executive’s undivided attention to the business and affairs of DBL and its divisions and affiliates, except as otherwise set forth in this Agreement.

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10.2.	Nothing in this Agreement will preclude the Executive from devoting reasonable periods of time as may be required to outside activities and engagements so long as those activities:

(a)	will not reflect adversely on DBL;

(b)	are not inconsistent with the mission or purposes of DBL; and

(c)	will not conflict with the Executive fulfilling his duties hereunder, including, but not limited to, such activities as the following: (i) service as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of DBL; (ii) fulfilling speaking engagements, teaching at continuing education seminars, or fulfilling other professional or business educational opportunities; and/or (iii) engaging in charitable and community activities that are not inconsistent with the mission and purposes of DBL.

11.	Restrictive covenants

11.1.	Competition. The Executive agrees that while this Agreement is in effect, and for a period of one year after its termination, the Executive will not, without the prior written consent of DBL, engage, directly or indirectly, either as principal, agent, proprietor, director, officer, employee or consultant, or participate in the ownership, management, operation or control, of any business or organisation directly competitive with the business conducted by DBL at the date of termination of this Agreement. A business competitive with the business of DBL shall include, without limitation, a business that manufactures, provides or markets software for digital board books or board portals (whether delivered via the Application Service Provider model or as installed software) to desktop PCs, laptops, iPads, PDAs, mobile phones and computing devices or any other form of computing or electronic device. Nothing in this section shall prevent the Executive from purchasing securities of any business whose securities are regularly traded on any national securities exchange, or in the over-the-counter market, provided that such purchases shall not result in the Executive owning, directly or indirectly, at any time, one percent (1%) or more of the voting securities of any entity engaged in any business competitive to that carried on by DBL at the termination of this Agreement. The geographic area of the restrictions set forth in this section shall be Europe, including the UK.

11.2.	The Executive agrees that while this Agreement is in effect, and for a period of one year after its termination, the Executive will not, without the prior written consent of DBL, engage, directly or indirectly, either as principal, agent, proprietor, director, officer, employee or consultant, or participate in the ownership, management, operation or control, of any 'Nasdaq' named or owned company, ICSA Limited or Board Vantage Inc. The geographic area of the restrictions set forth in this section shall be Europe, including the UK

11.3.	Recruitment of personnel. The Executive agrees that he will not, while this Agreement is in effect and for a period of one year thereafter, directly or indirectly, individually or in conjunction with other persons, aid or endeavor to solicit or induce:

(a)	any remaining workers, directors or employees of DBL or its affiliates, or agents, licensees, franchisees, or consultants performing contracted work for DBL or its affiliates, to leave their employment or independent contractor positions to accept employment or contractor positions with another person or entity, or

(b)	then customers or prospective customers of DBL to obtain from another person or entity products or services similar to or competitive with the products or services then sold or provided by DBL.

(c)	The geographic area of the restrictions set forth in this Clause 11.2(c) and its preceding subsections shall be Europe, including the UK.

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12.	Confidential information

12.1.	The Executive agrees that he will not, while this Agreement is in effect or at any time thereafter, use or disclose, whether directly or indirectly, to any unauthorized person any trade secrets or other confidential information of DBL or its affiliates. The Executive acknowledges and agrees that trade secrets and other confidential information, whether created by the Executive in connection with his employment or by others, constitute DBL’s sole and exclusive property. For purposes of this section, the term “Confidential Information” includes all documents, materials and other information, whether in oral, written or electronic form, that have been created by the Executive for DBL during the Executive’s employment, that have been or will be furnished by or on behalf of DBL to the Executive or that the Executive becomes aware of in the course of his duties (or that have been or will be created for DBL while Executive is employed by DBL) and includes, without limitation, all notes, analyses, compilations, materials, manuscripts, books, pamphlets, tapes, CDs, products, product information, mailing lists, customer information and customer lists, business plans, business methods, web site designs, technology information, software, source code, pricing information, and any studies or other documents or materials prepared by the Executive which contain or reflect all or any portion of the originally disclosed materials. Notwithstanding the foregoing, Confidential Information does not include information that:

(a)	was or becomes generally available to the public other than as a result of a disclosure by the Executive or the Executive’s agents; or

(b)	becomes available to the Executive on a non confidential basis from an independent source without breach of any confidentiality obligations; or

(c)	which the Executive is required to disclose under applicable laws or regulations or in connection with judicial or administrative proceedings, provided that to the extent possible the Executive shall notify DBL if compelled to disclose Confidential Information prior to its disclosure, so as to permit DBL an opportunity to seek a protective order or other appropriate relief it deems prudent.

12.2.	The Executive will return to DBL all documents and other tangible evidence related to DBL’s trade secrets and any Confidential Information on termination of his employment with DBL. No breach or alleged breach of this Agreement by DBL shall alter the obligations of Executive set forth in this Clause.

13.	Right to injunctive relief and other remedies

13.1.	The Executive agrees that the restrictions contained in Clause 11 are necessary for the protection of DBL and any breach thereof may cause DBL irreparable harm for which there may not be adequate remedy at law. The Executive consents in the event of such breach to the issuance of injunctive or other equitable relief in favor of DBL restraining the breach of the Clause 11 covenants by any court having jurisdiction. The Executive agrees that the rights of DBL to obtain an injunction shall not be considered a waiver of DBL’s rights to assert any other remedy it may have at law or in equity. With regard to any preliminary injunctive or similar equitable relief that may be granted to enforce the covenants set forth in Clause 11, the Executive waives the requirement of a bond being posted in connection with such relief.

14.	Non-disparagement

14.1.	During the Appointment and thereafter, the Executive shall not, directly or indirectly, disparage or make negative, derogatory or defamatory statements about DBL, its business activities, or any of DBL’s directors, officers, employees, affiliates, agents, or representatives to any other person or business entity. DBL shall use its reasonable endeavours to ensure that its directors, officers, employees, affiliates, agents and representatives shall not, directly or indirectly, disparage or make negative, derogatory or defamatory statements about the Executive.

14.2.	Except pursuant to a subpoena validly issued or enforced by a court, arbitrator, agency, or other governmental body of competent jurisdiction, or in response to a valid investigative demand by a governmental body, neither the Executive nor DBL (including any of its directors, officers, employees, affiliates, agents and representatives) will testify, consult, cooperate or otherwise communicate with any other person concerning any legal proceeding, judicial or administrative, against or adverse to the Executive, DBL or an affiliate of DBL, actual or contemplated. The Executive and DBL shall give prompt notice (i.e., no later than five (5) business days following receipt) to each other of any such subpoena or investigative demand before taking any action in response thereto.

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15.	Inventions

15.1.	The Executive agrees that all inventions conceived of or developed by the Executive during the term of the Executive’s employment with DBL, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business or interests of DBL shall be DBL’s exclusive property. With respect to any invention, Executive shall (i) promptly disclose in writing to DBL each invention related to the business or interests of DBL that is conceived or developed by the Executive during the term of Executive’s employment with DBL, (ii) assign all rights to such inventions to DBL and (iii) assist DBL, at DBL’s expense, in every way to obtain and protect any patents, trademarks or copyrights on such inventions. This Clause shall survive termination of this Agreement.

16.	Miscellaneous

16.1.	Disciplinary and grievance procedures. The Executive's attention is drawn to the disciplinary and grievance procedures applicable to his employment, a copy of which is available from the Company Secretary. These procedures do not form part of the Executive's contract of employment. If the Executive wishes to appeal against a disciplinary decision he may apply in writing to the Company Secretary in accordance with the Company's disciplinary procedure. If the Executive wishes to raise a grievance he may apply in writing to the Company Secretary in accordance with the Company's grievance procedure.

16.2.	Data protection. The Executive shall comply with any accepted data protection policies or practices at DBL when handling personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of DBL. The Executive consents to DBL processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive. DBL may make such information available to those who provide products or services to DBL (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of DBL or the business in which the Executive works. The Executive consents to the transfer of such information to DBL'S business contacts outside the European Economic Area in order to further its business interests, even where the country or territory in question does not maintain adequate data protection standards.

16.3.	Collective agreements. There are no collective agreements applicable to the Executive's employment.

16.4.	Severability. If any provision of this Agreement shall be adjudicated to be invalid, it shall not affect the remaining provisions of this Agreement. In addition, if any provision of this Agreement shall be adjudicated to be invalid as it relates to the restrictive covenants in Clause 11, such provision shall be modified automatically to provide for the maximum restriction on the Executive that is lawful as, for example, by decreasing the geographical area or duration of any such restriction.

16.5.	Further assurances. Each of DBL and the Executive agrees, at the expense of DBL, to do such acts and execute such documents as are reasonably necessary to implement fully his or its respective covenants under this Agreement.

16.6.	Succession. This Agreement shall extend to and be binding upon Executive and his heirs, administrators and executors and upon DBL and its successors and assigns.

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16.7.	Entire agreement; waiver. This Agreement (and the attached Schedules) constitute the entire and only agreement between DBL and the Executive with respect to the subject matter hereof. This Agreement supersedes all prior representations, agreements and understandings, whether oral or written, upon the subject matter hereof, including, without limitation, the Executive’s employment with DBL. All waivers and modifications of this Agreement shall be in writing and signed by the party against whom enforcement of such waiver or modification is sought. No waiver or failure or delay by either party to enforce a right set forth in this Agreement shall operate as a waiver of any term or condition of this Agreement as applied to the same or similar circumstances occurring thereafter.

16.8.	Governing law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be construed and interpreted in accordance with the laws of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

16.9.	Notices. Any notice or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if the notice or communication is in writing and is delivered by hand or sent to the recipient by nationally recognized courier or certified mail, return receipt requested, addressed to the intended recipient at his or its address set forth in the preamble to this Agreement or to such other address as the recipient shall have designated by written notice given to the party providing notice.

16.10.	Clause headings. The clause headings in this Agreement are for convenience only and shall not be considered a part of, or modify, explain, enlarge, restrict or in any way affect, the construction or interpretation of any provisions of this Agreement.

16.11.	Counterparts. This Agreement may be executed in counterparts. Facsimile and electronic signatures shall be treated as originals for all purposes of this Agreement.

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WITNESS the signatures of the parties hereto as of the date first written above.

For and on behalf of
	Diligent Boardbooks Limited		The Executive

By:	/s/ Alessandro Sodi	By:	/s/ Charlie Horrell
	Alessandro Sodi, Director		Charlie Horrell

Date:	April 1, 2012	Date:	April 1, 2012

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SCHEDULE A

Title:		Managing Director
Reports to:		Alessandro Sodi, Non Executive Director of DBL
Accountabilities:	•	Managing Director is responsible for addressing all significant matters relating to or affecting DBL from time to time.
	•	Managing Director is responsible for development of strategies to be employed by DBL, subject to Board of Directors of Diligent Board Member Services’ (“Parent”) approval.
	•	Managing Director is responsible for managing DBL within its annual budget.
	•	Managing Director is responsible for managing and supervising all of his direct reports. Managing Director shall ensure that all employees of DBL are putting forth their best efforts on behalf of DBL.
	•	Managing Director shall report all significant matters to the DBL Board of Directors and shall obtain Board approval of any such significant proposed initiatives.

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SCHEDULE B

Base compensation:

The Executive will be entitled to base compensation of £200,000 sterling per annum ("Base Compensation"). The Base Compensation will accrue from day to day and will be paid monthly to the Executive by the Company in the third week of the month for that month. The Base Compensation will be increased by a minimum of 5% on each anniversary of the Effective Date over the next three (3) years and, following that time, may be increased further at the sole discretion of the Board of Directors of the Parent.

Bonus compensation:

At the beginning of the second quarter of every calendar year for the duration of this Agreement, the Board will consider approving a possible bonus payment to the Executive. This payment will be at the sole discretion of the Board of the Parent. Among other things, the Board of the Parent shall consider the performance of the Company measured against market conditions and current company performance.

Disability and term life insurance:

There currently is no disability or term life insurance offered by Company.

Pension and profit sharing:

There is currently no profit sharing plan offered by Company.

There is no entitlement to pensions benefits in relation to the Executive's Appointment, but the Company shall provide access to a designated stakeholder pension scheme (Scheme) as required by law. Full details of the Scheme are available from The Treasurer of the parent. The Company does not make any contributions to the Scheme.

The Executive may make contributions to the Scheme of an amount up to the lower of 100% of the Executive's salary and the annual allowance set by HM Revenue & Customs from time to time. Such contributions shall be payable in equal monthly installments in arrears and shall be made by way of deduction from the Executive's salary.

A contracting-out certificate is not in force in respect of the Executives employment.

Vacation:

The Executive will be entitled to 5 calendar weeks paid vacation per year - plus the public holidays in England and Wales and personal days - as per Company policy. The Executive is entitled to his normal remuneration during such vacation.

Holiday dates must be agreed by the CEO of the parent in writing in advance. The Company may require the Executive to take holiday on specific days which will be notified to him.

The Executive cannot carry untaken holiday entitlement forward from one holiday year to the following holiday year unless a period of statutory maternity, paternity or adoption leave has prevented him from taking it in the relevant year.

Stock based compensation:

The Executive shall be entitled to participate in the Parent’s 2007 and 2010 Stock Option and Incentive Plans and any successor plan available to other executives of DBL (the “Plan”). Pursuant to the terms and conditions of the Plan, and upon execution by Executive of a Stock Option Agreement substantially similarly to agreements executed by individuals previously awarded shares of the Parent’s common stock, the Parent’s shall award the Executive options for shares of Parent’s common stock, as follows:

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Options for 400,000 shares of the Company’s common stock exercisable according to the following schedule: 400,000 shares on or after March 31, 2015.

Tools:

Desktop and laptop computers, cell phones, business cards and any other office equipment required by the Executive to fulfill his duties in the multiple countries in which the Company operates will be provided by the Company as required. All marketing materials will be provided by the Company but remain the property of the Company at all times.

Travel expense reimbursement:

The Executive shall be entitled to reimbursement of reasonable travel expenses incurred in connection with travel on behalf of DBL, upon submission of appropriate documentation and so long as they were incurred in accordance with DBL’s travel expense policy (as adopted and amended from time to time).

When traveling internationally on behalf of Company, the Executive will be paid an additional £100 per day to cover personal expenses incurred.

Reservation of rights:

Nothing in this Schedule B shall be deemed to limit the ability of the Company to adopt, amend, revoke or replace any fringe benefit plans or Company policies or from taking any action in connection therewith that is applied uniformly to all executive employees of DBL.

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